Exhibit 99.(k)(5)

Placement Agent Agreement

This Placement Agent Agreement (“Agreement”) is made as of April 25, 2024, by and among each of the funds listed on Exhibit A attached hereto, as amended from time to time (each a “Fund” and together, the “Funds”), First Trust Capital Management L.P., a Delaware limited partnership (the “Investment Manager”) and First Trust Portfolios L.P., an Illinois limited partnership (“First Trust”). The parties have signed one document for administrative convenience and to avoid a multiplicity of documents. Notwithstanding any other provision of the Agreement, the parties expressly intend that the Agreement will function and be construed as if First Trust and the Investment Manager had signed a separate agreement with each Fund, acting severally and not jointly. For the avoidance of doubt, no Fund shall be jointly liable for the obligations of any other Fund.

Whereas, the offering and sale of shares (“Shares”) in the Fund are being conducted in accordance with the terms of the Fund’s private placement memorandum, including any amendments or supplements thereto approved by the Fund (the “Memorandum”), the Fund’s subscription agreement (the “Subscription Agreement”), the Statement of Additional Information filed with the U.S. Securities and Exchange Commission (the “SEC”) and certain other investor materials or supplements approved for use or prepared by the Fund, including, without limitation, the summary information contained in certain related marketing materials, all as amended from time to time (collectively, the “Offering Documents”), and the Fund’s organizational documents (as amended or supplemented from time to time, the “Organizational Documents,” and collectively with the Offering Documents, the “Offering Materials”);

Whereas, the Fund is a newly organized Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as a closed-end management investment company;

Whereas, the Investment Manager serves as the investment adviser of the Fund, and the Investment Manager is an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

Whereas, the offering of Shares is exempt from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”), pursuant to Section 4(a)(2), Section 201(a) of the Jumpstart Our Business Startups Act (the “JOBS Act”) and Rule 506(c) of Regulation D thereunder (“Regulation D”);

Whereas, the Fund and the Investment Manager desire to retain First Trust effective as of the respective date set forth in Appendix A next to its name to introduce prospective investors to the Fund; and

Whereas, First Trust desires to be so retained, and to assist, as placement agent, in the offer and sale of the Shares.

Now, Therefore, in consideration of the premises and the mutual agreements and covenants hereinafter contained, the parties hereto hereby agree as follows:

Section 1.             Appointment of First Trust.

(a)         First Trust is hereby appointed as exclusive placement agent of the Fund during the term of this Agreement for the purpose of finding prospective investors for Shares. Accordingly, the Fund and the Investment Manager shall not enter into placement agreements, marketing agreements or similar arrangements with other persons without the prior written consent of First Trust.

(b)        Subject to the performance by the Fund and the Investment Manager of their obligations hereunder, First Trust hereby accepts such appointment and agrees on the terms and conditions set forth herein to use such efforts, as it deems appropriate in its sole discretion, to find prospective eligible investors for Shares, directly (such investors shall be referred to herein as “Direct Clients”) or through investment advisers, broker-dealers or other intermediaries (“Intermediaries”) during the term hereof and to provide certain ancillary services specifically: (i) consultation as to strategy and tactics for initiating discussions with prospective investors as well as to general market conditions; (ii) arranging presentation meetings between prospective investors and the Investment Manager’s representatives; and (iii) forwarding to the Investment Manager and Fund any prospective investor requests for information. First Trust will have no obligation to purchase, offer or sell any Shares.

(c)        First Trust, with the approval of the Fund and Investment Manager, may engage other broker-dealers (“Intermediary BDs”) to distribute the Shares. All such Intermediary BDs shall be engaged following First Trust conducting appropriate counterparty due diligence. First Trust will share its due diligence analysis with the Fund and Investment Manager upon request. Each Intermediary BD will be required to maintain all licenses and registrations for its associated person necessary under applicable law and regulations (including the rules of the Financial Industry Regulatory Authority (“FINRA”) or the SEC) to serve as the selling agent of the Fund. Shares sold to customers/clients of the Intermediary BDs may be subject to a placement fee (sales charge) to the extent the Shares (or class thereof) may be subject to a sales load as set forth in the Fund’s Memorandum. First Trust may reallow all or a portion of the sales charge to the Intermediary BD’s.

No Intermediary BD will be permitted to create its own marketing materials with respect to the Fund.

Section 2.            Offering and Sale of Shares.

(a)         First Trust will not make any offer of Shares on the basis of any communications or documents relating to the Fund or Shares, except the Offering Materials, any other documents supplied or prepared by the Fund or the Investment Manager and delivered to First Trust by the Fund or the Investment Manager for use in making an offer of Shares, or any other materials expressly approved for such use by the Fund or the Investment Manager. The Fund and the Investment Manager shall not, and the Fund shall not permit the Sub-Adviser to, provide to any prospective investor or First Trust Client (as defined below) any Offering Materials that have not been approved by First Trust in writing for distribution to prospective investors or First Trust Clients; provided that such approval shall not reduce the Fund’s or the Investment Manager’s responsibility for the accuracy of such materials. First Trust shall not make any representations to any prospective investor or First Trust Client concerning the Fund or the Investment Manager other than those contained in the Offering Materials or in any promotional materials or sales literature furnished to First Trust by the Investment Manager.

The Fund shall provide First Trust with reasonably advanced notice to review and comment on any amendment to the Fund’s Offering Materials. By way of example and not limitation, in the ordinary course of business the Fund shall provide First Trust any such amendment at least three (3) business days prior to filing such amendment. To the extent either the Fund or First Trust seeks to amend any provision in the Fund’s Registration Statement or Memorandum which pertains to First Trust; the distribution of the Shares; the applicable sales charge; the compensation or other payments, if any, paid by the Fund and/or First Trust to Intermediaries, other third-party broker-dealers or other parties in connection with the sale of a Fund’s Shares; or any distribution and/or service fee, First Trust and the Fund shall in good faith consult with each other regarding any of the foregoing to develop disclosure mutually acceptable to the parties. In the event the Fund and First Trust cannot agree on mutually acceptable disclosure, the Fund acknowledges that it may not be commercially reasonable for First Trust to solicit prospective investors for the Fund and that First Trust may have to stop soliciting prospective investors for the Fund until such time as the parties can agree on mutually acceptable disclosure. Notwithstanding the foregoing, nothing contained in this Agreement shall in any way limit a Fund’s right to file at any time such amendments to the Registration Statement or Memorandum, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

(b)        All activities of First Trust and its registered representatives, employees, independent contractors and agents in connection with the introduction of Shares shall be in material compliance with all applicable laws, rules and regulations, First Trust’s policies and procedures and any written instructions of the Fund’s Board of Trustees.

(c)         First Trust shall comply with all applicable laws and regulations in connection with its activities as placement agent. First Trust is duly registered pursuant to the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a broker-dealer and it is a member in good standing of FINRA and is duly registered as a broker-dealer in those states in which it is required to be so registered in order to carry out the offering of Shares contemplated by this Agreement. First Trust has and will maintain all licenses and registrations for all associated person necessary under applicable law and regulations (including the rules of FINRA or the SEC) to serve as the placement agent of the Fund and provide the services required to be provided by it hereunder.

(d)        First Trust will reasonably believe immediately prior to making any offer or sale of Shares that any prospective investor solicited by First Trust is an “accredited investor,” as that term is defined in Regulation D, and meets such other eligibility criteria as are set forth in the Offering Documents. The Fund will be responsible for the timely filing of any notice with applicable United States or non-United States securities agencies or commissions with respect to the offer or sale of the Shares (including, without limitation, as applicable, with the SEC of any notices required by Regulation D). First Trust shall be responsible for any required filings under FINRA Rule 5123 but shall have no responsibility for filings of other placement agents retained by the Fund or the Investment Manager with First Trust’s consent.

(e)         Prior to the sale of any Shares to any First Trust Client that is a Direct Client, First Trust will take reasonable steps to verify that such First Trust Client is an “accredited investor,” as that term is defined in Regulation D, in accordance with SEC guidance and the “safe harbors” afforded under Rule 506(c) of Regulation D and shall perform “know your customer,” “suitability” and “best interests” reviews in compliance with applicable rules and regulations. First Trust will maintain records with respect to the verification of each such First Trust Client’s status as an “accredited investor,” which records shall be made available to the Fund or the relevant regulatory authorities in connection with any investigation of the Fund’s compliance with Rule 506(c) of Regulation D and other applicable rules and regulations.

(f)          With respect to eligible investors for Shares that are clients of Intermediaries that are SEC registered investment advisers (“Intermediary RIAs,” and with the Intermediary BDs, the “Intermediaries”), First Trust shall execute a Letter of Understanding in the form attached as Annex A hereto pursuant to which such Intermediary RIA shall agree to perform “accredited investor,” “know your customer,” “suitability” and “best interests” reviews in compliance with applicable rules and regulations which records shall be made available to the Fund or the relevant regulatory authority in connection with any investigation of the Fund’s compliance with Rule 506(c) of Regulation D and other applicable rules and regulations.

(g)        With respect to eligible investors for Shares that are customers of Intermediary BDs, First Trust shall act in a commercially reasonable manner to either (i) execute a selling agreement with the Intermediary BD containing customary representations, warranties and indemnifications with respect to the sale of Shares or (ii) introduce such Intermediaries to the Investment Manager for the execution of private placement or similar agreement directly with the Fund. Such Intermediary BDs shall be responsible for “accredited investor,” “know your customer,” “suitability” and “best interests” reviews in compliance with applicable rules and regulations.

(h)        The Fund and the Investment Manager will be responsible for the registration or qualification of the Shares under all applicable laws, rules or regulations. The Fund and the Investment Manager will use reasonable efforts to register or qualify the Shares in each jurisdiction, including each state of the United States and each jurisdiction outside of the United States (if applicable), in which the Shares are offered by First Trust or an Intermediary and which are acceptable to the Investment Manager, and will notify First Trust when such registration or qualification is completed so that offers and sales may be made in such jurisdiction. If the Shares may not be offered in any particular jurisdiction, the Investment Manager will promptly notify First Trust. First Trust assumes no responsibility or obligation with respect to the registration or qualification of the Shares under the laws of any jurisdiction.

(i)          First Trust will pay the costs incurred in printing and mailing copies of the Offering Materials and such other materials as First Trust is required to provide to prospective investors under this Agreement. The Fund will provide a copy of the Offering Materials to First Trust. If any Offering Materials are amended or supplemented, the Fund will promptly notify First Trust and provide copies of such amendments or supplements. First Trust also shall regularly keep the Investment Manager apprised of its ongoing solicitation efforts generally, providing such information with such frequency as the Fund and Investment Manager shall reasonably request.

(j)          All subscriptions to the Fund submitted by prospective investors and First Trust Clients will be subject to the Investment Manager’s approval. The Investment Manager agrees that it has the ultimate responsibility to determine whether a prospective investor meets all applicable private placement accreditation, minimum investment and other qualification requirements necessary to invest in the Fund. Subject to the foregoing, the Investment Manager agrees that it will not unreasonably reject or delay accepting a subscription submitted by First Trust if the prospective investor otherwise meets the eligibility criteria set forth in the Offering Materials. The Investment Manager shall promptly notify First Trust regarding the Fund’s acceptance or rejection of any investor introduced by First Trust or an Intermediary. The Fund reserves the right, in its sole discretion, to accept or reject any subscription to purchase Shares in the Fund at any time.

Section 3.            Compensation.

(a)         In consideration for its services under this Agreement, the Investment Manager will pay First Trust, with respect to each investor introduced by First Trust or an Intermediary that invests in the Fund (each, a “First Trust Client”) an annual amount equal to: (a) 0.40% (40 basis points) multiplied by (b) the average daily net assets of the Fund (the “Placement Fee”). The Placement Fee shall be paid monthly in arrears within seven (7) days following the Investment Manager’s receipt of its Investment Management Fee (as defined in the Memorandum) from the Fund. For avoidance of doubt, such Placement Fee will be paid by the Investment Manager from its own assets and no portion of the Placement Fee will be paid from the Fund’s assets.

(b)        Compensation hereunder shall be payable for however long as such First Trust Client remains invested in the Fund and notwithstanding the termination of this Agreement, except as otherwise provided in Section 10 below. Compensation shall be paid by electronic wire transfer in accordance with the payment instructions First Trust provides to the Investment Manager.

(c)         In accordance with an Exemptive Order or such other applicable rule or regulation upon which the Fund may rely, the Board of the Fund may have approved a distribution and service plan (the “Plan”) for the Fund and accordingly, Shares of the respective Fund (or class thereof) may be subject to a distribution and/or service fee upon the terms and conditions set forth in the Plan and as described in the Fund’s Memorandum. First Trust agrees that it shall not receive any distribution and/or service fees pursuant to such Plan, as described in such Fund’s Memorandum as amended from time to time.

(d)         In addition to the Placement Fee from the Investment Manager set forth in Section 3(a) above, First Trust shall be entitled to the placement fee (sales charge) as disclosed in the Memorandum. Such fee will be a percentage (as disclosed in the Memorandum) of the amount invested by a prospective investor in a class of Shares, or such other amount as may be approved by the Fund’s Board of Trustees, and as consistent with the information in the Offering Materials.

(e)         Unless otherwise agreed in writing, the Investment Manager and First Trust will each bear its own expenses in connection with the solicitation of prospective investors. First Trust shall pay all expenses relating to its licenses and registrations necessary under applicable laws and regulations to provide the services described herein, and shall also pay all expenses incurred in providing office space, equipment and personnel as may be necessary or convenient to provide the services contemplated herein.

Section 4.            Representations, Covenants, Warranties and Agreements of the Fund and the Investment Manager.

(a) The Fund represents, covenants and warrants to First Trust and agrees with First Trust as follows:

               (i)           The Fund is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization, and has full power and authority under applicable laws, rules or regulations to conduct its business as contemplated by the Offering Materials;

               (ii)          The execution, delivery and performance of this Agreement have been duly authorized by all necessary action of the Board of Trustees of the Fund, and upon the execution and delivery hereof, this Agreement will constitute a valid, binding and enforceable obligation of the Fund;

               (iii)         The execution, delivery and performance of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein and in the Offering Materials, including the issuance and sale of the Shares, will not constitute a breach of or default under any agreement or instrument by which the Fund is bound, or to which any of its assets is subject, or any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it;

               (iv)         There is not pending or, to the best knowledge of the Fund, threatened any action, suit or proceeding before or by any court or other governmental body to which the Fund, the Investment Manager or any of their respective affiliates is a party, or to which any of their assets is subject, which might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, business or prospects of the Fund. Except as otherwise disclosed to First Trust, the Fund has not received any notice of an investigation regarding non-compliance by the Fund, with applicable laws, rules or regulations;

               (v)          The description of the Shares contained in the Offering Materials conforms in all material respects to the terms and conditions set forth in the applicable Organizational Documents;

               (vi)         The Offering Materials, as of the date hereof and at any subsequent time during the term of this Agreement, do not and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. Any forecasted financial, market or industry information contained in the Offering Materials is based on reasonable, good-faith estimates of the Investment Manager;

               (vii)        The Shares have been duly authorized for issuance and sale and, when issued and paid for in the amounts and for the consideration described in the respective Offering Materials, will be entitled to the rights and subject to the restrictions and conditions contained in the applicable Organizational Documents; no investor will be personally liable for the debts of and claims against the Fund by the mere reason of being an investor; and all necessary action required to be taken for authorization, issuance and sale of the Shares has been validly and sufficiently taken;

               (viii)       It is not necessary in connection with the offer, sale and delivery of the Shares to investors in the manner contemplated by this Agreement to register the Shares under the Securities Act. The Fund and the Investment Manager will conduct itself, and ensure that its respective agents conduct themselves, in a manner consistent with the exemption from registration under Section 4(a)(2) of the Securities Act, the JOBS Act and Rule 506(c) of Regulation D;

               (ix)          The representations and warranties set forth in this Agreement are continuing during the term of this Agreement and the Fund agrees to notify First Trust promptly in writing if at any time during the term of this Agreement any such representation or warranty becomes inaccurate or untrue, and of the facts related thereto;

               (x)           The Fund and any of its respective covered persons as set forth in Regulation D and any additional placement agents retained by the Fund: (i) are not subject to a disqualifying event as defined in Rule 506 of Regulation D (a “Disqualifying Event”), have obtained a waiver from disqualification or have fully disclosed any Disqualifying Event that occurred prior to the effective date of this Agreement to First Trust or, as necessary, to any potential investor; and (ii) have informed First Trust of any event or proceeding that could, with the passage of time, become a Disqualifying Event;

               (xi)          No sales of Shares will be made to any non-accredited investor;

               (q)          The Fund intends to qualify for taxation as a regulated investment company (“RIC”) within the meaning of Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”); and

               (xii)         The Fund acknowledges that First Trust enters into this Agreement in reliance on the representations, warranties and agreements of the Fund contained herein.

(b)       The Investment Manager represents, covenants and warrants to First Trust as follows:

               (i)           The Investment Manager is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization, and has full power and authority under applicable laws, rules or regulations to conduct its business as contemplated by the Offering Materials;

               (ii)          The execution, delivery and performance of this Agreement have been duly authorized by all necessary action of the Investment Manager, and upon the execution and delivery hereof, this Agreement will constitute a valid, binding and enforceable obligation of the Investment Manager;

               (iii)         The execution, delivery and performance of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein and in the Offering Materials, including the issuance and sale of the Shares, will not constitute a breach of or default under any agreement or instrument by which the Investment Manager is bound, or to which any of its assets is subject, or any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it;

               (iv)         There is not pending or, to the best knowledge of the Investment Manager, threatened any action, suit or proceeding before or by any court or other governmental body to which the Investment Manager or any of its affiliates is a party, or to which any of its assets is subject, which might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, business or prospects of the Investment Manager. Except as otherwise disclosed to First Trust, the Investment Manager has not received any notice of an investigation regarding non-compliance by the Investment Manager with applicable laws, rules or regulations;

               (v)          The description of the Shares contained in the Offering Materials conforms in all material respects to the terms and conditions set forth in the applicable Organizational Documents;

               (vi)         The Offering Materials, as of the date hereof and at any subsequent time during the term of this Agreement, do not and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. Any forecasted financial, market or industry information contained in the Offering Materials is based on reasonable, good faith estimates of the Investment Manager;

               (vii)        The Shares have been duly authorized for issuance and sale and, when issued and paid for in the amounts and for the consideration described in the respective Offering Materials, will be entitled to the rights and subject to the restrictions and conditions contained in the applicable Organizational Documents; no investor will be personally liable for the debts of and claims against the Fund by the mere reason of being an investor; and all necessary action required to be taken for authorization, issuance and sale of the Shares has been validly and sufficiently taken;

               (viii)       The Investment Manager is registered as an investment adviser under the Advisers Act and will remain so registered at all times while the Shares are outstanding;

               (ix)          It is not necessary in connection with the offer, sale and delivery of the Shares to investors in the manner contemplated by this Agreement to register the Shares under the Securities Act. The Investment Manager will conduct itself, and ensure that its respective agents conduct themselves, in a manner consistent with the exemption from registration under Section 4(a)(2) of the Securities Act, the JOBS Act and Rule 506(c) of Regulation D;

               (x)           The Investment Manager will extend to all investors introduced by First Trust the opportunity prior to such investor’s subscribing for Shares to ask questions of, and receive answers from, the Fund and the Investment Manager concerning the Fund, the Shares, the Offering Documents and the terms and conditions of the offering, and to obtain any information that such investors may consider necessary in making an informed investment decision;

               (xi)          The Investment Manager acknowledges that, in performing the services contemplated hereby, First Trust will be entitled to rely upon and assume, without independent verification, the accuracy and completeness of all information that is available from public sources and all information that has been provided to it by, or on behalf of, the Investment Manager, and that First Trust has no obligation to verify the accuracy or completeness of any such information and will have no liability to the Fund, the Investment Manager or any third party for any information contained in the Offering Materials;

               (xii)        Any performance numbers contained in the Offering Materials are accurate and complete and were prepared in accordance with all applicable laws, rules and regulations;

               (xiii)        The representations and warranties set forth in this Agreement are continuing during the term of this Agreement and the Investment Manager agrees to notify First Trust promptly in writing if at any time during the term of this Agreement any such representation or warranty becomes inaccurate or untrue, and of the facts related thereto;

               (xiv)       The Investment Manager and any of its respective covered persons as set forth in Regulation D and any additional placement agents retained by the Fund: (i) are not subject to a disqualifying event as defined in Rule 506 of Regulation D (a “Disqualifying Event”), have obtained a waiver from disqualification or have fully disclosed any Disqualifying Event that occurred prior to the effective date of this Agreement to First Trust or, as necessary, to any potential investor; and (ii) have informed First Trust of any event or proceeding that could, with the passage of time, become a Disqualifying Event;

               (xv)        No sales of Shares will be made to any non accredited investor;

               (xvi)       The Investment Manager has put in place procedures in order to verify, and will verify, that each investor in Shares is an accredited investor in accordance with applicable law;

               (xvii)      The Fund intends to qualify for taxation as a regulated investment company (“RIC”) within the meaning of Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”); and

               (xviii)     The Investment Manager acknowledges that First Trust enters into this Agreement in reliance on the representations, warranties and agreements of the Investment Manager contained herein.

Section 5.            Representations, Covenants, Warranties and Agreements of First Trust.

First Trust represents, covenants and warrants to, and agrees with, the Fund and Investment Manager as follows:

               (a)          First Trust is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization and First Trust has full power and authority under applicable laws, rules or regulations to engage in the activities contemplated under this Agreement;

               (b)          The execution, delivery and performance of this Agreement have been duly authorized by all necessary action of First Trust and, upon the execution and delivery hereof, this Agreement will constitute a valid, binding and enforceable obligation of First Trust;

               (c)          The execution, delivery and performance of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein will not constitute a breach of or default under any agreement or instrument by which First Trust is bound, or to which any of its assets is subject, or any order, rule or regulation applicable to it or of any court or any governmental body or administrative agency having jurisdiction over it;

               (d)          First Trust has and will maintain all licenses and registrations necessary under applicable federal and state laws, rules and regulations, including the rules and regulations of any self-regulatory organization with competent jurisdiction, to provide the services required to be provided by First Trust hereunder;

               (e)          First Trust acknowledges that the Fund and Investment Manager each enters into this Agreement in reliance on the representations, warranties and agreements of First Trust contained herein;

               (f)           First Trust is permitted under the laws and regulations applicable to it to receive the compensation set forth in this Agreement;

               (g)          First Trust and its covered persons as set forth in Regulation D: (i) are not subject to a Disqualifying Event, have obtained a waiver from disqualification or have fully disclosed any Disqualifying Event that occurred prior to the effective date of this Agreement to the Fund and Investment Manager or, as necessary, to any potential investor; and (ii) have informed the Fund and Investment Manager of any event or proceeding that could, with the passage of time, become a Disqualifying Event;

               (h)          First Trust acknowledges that for any investor that commits to invest in the Fund as a result of services provided by First Trust under the terms of this Agreement, in order for such investor to be accepted as an investor in the Fund, First Trust must (i)  obtain a signed and dated copy of the subscription agreement that First Trust will include in the package of Offering Materials sent to such prospective investor, (ii) take reasonable steps to verify that such First Trust Client is an “accredited investor,” as that term is defined in Regulation D and (iii) if such prospective investor is a non-institutional investor, provide a copy of First Trust’s Form CRS to that investor;

               (i)           First Trust represents and warrants that it has policies, procedures and internal controls in place that are reasonably designed to comply with anti-money laundering and anti-terrorist laws and regulations applicable to it, including, without limitation, the regulations and sanction programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). Additionally, First Trust represents and warrants that it has policies, procedures and internal controls reasonably designed to ensure that it does not accept investments in any fund, directly or indirectly, from a person, government, organization or entity (i) who is or becomes subject to sanctions programs administered by OFAC, is included in any executive order or is on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC or (ii) whose name appears on such other lists of prohibited persons and entities as may be mandated by applicable local law or regulation. In addition, First Trust represents and warrants that it has policies, procedures and internal controls reasonably designed in compliance with its “know your customer” and “suitability” policies and procedures and any “know your customer,” “suitability” and “best interests” regulations applicable to its activities as a placement agent and shall comply with such policies, procedures and internal controls with respect to First Trust Clients that are Direct Clients. First Trust shall provide the Fund and Investment Manager with such information regarding First Trust’s compliance with this Section 6(i) with respect to First Trust Clients as the Fund and Investment Manager shall reasonably request;

               (j)           There is not pending or, to the best knowledge of First Trust, threatened any action, suit or proceeding before or by any court or other governmental body to which First Trust or any of its affiliates is a party, or to which any of their assets is subject, which might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, business or prospects of First Trust. Except as otherwise disclosed to the Fund and Investment Manager, First Trust has not received any notice of an investigation regarding material non-compliance by First Trust or any of its affiliates with applicable laws, rules or regulations;

               (k)          In connection with all matters relating to this Agreement, the First Trust will comply with the applicable requirements of the Securities Act, the Exchange Act, the Investment Company Act, the regulations of FINRA and all other applicable federal or state laws and regulations;

               (l)           To the extent permitted by applicable law, rule or regulation, First Trust shall promptly notify the Fund and Investment Manager of the commencement of any litigation or proceedings against it or any of its managers, officers or directors that could reasonably affect the issue and sale of any of the Fund’s Shares;

               (m)         First Trust agrees to maintain and preserve for the periods prescribed by the 1940 Act, such records related to the Fund as are required to be maintained by the Investment Company Act by First Trust in connection with its services to the Fund hereunder. First Trust shall implement and maintain a business continuity/disaster recovery plan and policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards as are necessary. First Trust agrees that all records which it maintains pursuant to the 1940 Act for the Fund shall at all times remain the property of the applicable Fund, shall be readily accessible during First Trust’s normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request; provided, however, that First Trust may retain all such records required to be maintained by First Trust pursuant to applicable FINRA or SEC rules and regulations. First Trust shall assist the Fund, the Funds’ independent auditors, or upon approval of the Fund, any regulatory body, in any requested review of the Fund’s books and records, and reports by First Trust or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request as they relate to the Fund. For avoidance of doubt, no books, records or reports relating to other clients or services of First Trust shall be available to such entities;

               (n)          First Trust agrees to maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the federal securities laws with respect to the First Trust’s services under this Agreement, and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Fund’s Chief Compliance Officer or Board of Trustees. First Trust shall make available its compliance personnel and shall provide, at its own expense, summaries and other relevant materials relating to such Compliance Program as reasonably requested by the Fund; and

               (o)          The representations and warranties set forth in this Agreement are continuing during the term of this Agreement and First Trust agrees to notify the Fund and Investment Manager promptly in writing if at any time during the term of this Agreement any such representation or warranty becomes inaccurate or untrue, and of the facts related thereto.

Section 6.            Indemnification.

               (a)        The Investment Manager shall indemnify and hold harmless First Trust, its respective affiliates and their respective officers, directors, partners, members, shareholders, and employees from and against any liabilities, claims, damages, losses and costs (including attorneys’ fees and expenses) (collectively, “Losses”) arising out or relating to (i) the offer or sale of the Shares or the management or affairs of the Fund, (ii) any untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any Offering Materials or in any advertising or promotional material approved, published or provided to First Trust by or on behalf of the Investment Manager, or accurately derived from information approved, published or provided to First Trust by or on behalf of the Investment Manager, other than with respect to information provided by First Trust for inclusion therein, (iii) any violation of any law, rule or regulation relating to the registration or qualification of Shares or the Fund, (iv) any material breach by the Investment Manager of any representation, warranty or agreement contained in this Agreement, (v) any material violation of any applicable law, rule or regulation relating to the operation of the Fund or (vi) any gross negligence, willful misfeasance or reckless disregard by the Investment Manager or its respective affiliates in the performance of, or failure to perform, its respective obligations under this Agreement (“FT Covered Claims”), except to the extent that any such FT Covered Claim is caused by a material breach by First Trust of this Agreement or the willful misconduct, gross negligence or reckless disregard of First Trust or its affiliates in the performance of, or failure to perform, its obligations under this Agreement.

               (b)        First Trust shall indemnify and hold harmless the Fund and the Investment Manager, and their respective affiliates, directors, partners, members, shareholders and employees from any and all Losses arising out of or relating to (i) any material breach by First Trust of any representation, warranty or agreement contained in this Agreement, (ii) any material violation of any applicable law, rule or regulation by First Trust or (iii) First Trust’s gross negligence, willful misfeasance or reckless disregard in the performance of, or failure to perform, its obligations under this Agreement (“Fund Covered Claims”), except to the extent that any such Fund Covered Claim is caused by a material breach by the Fund or the Investment Manager of this Agreement or the willful misconduct, gross negligence or reckless disregard of the Fund or the Investment Manager or their affiliates in the performance of, or failure to perform, its respective obligations under this Agreement.

               (c)        The Fund shall indemnify and hold harmless First Trust, their respective affiliates and their respective officers, directors, partners, members, shareholders, and employees from and against any liabilities, claims, damages, losses and costs (including attorneys’ fees and expenses) (collectively, “Losses”) arising out or relating to (i) the offer or sale of the Shares or the management or affairs of the Fund, (ii) any untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any Offering Materials or in any advertising or promotional material approved, published or provided to First Trust by or on behalf of the Fund, or accurately derived from information approved, published or provided to First Trust by or on behalf of the Fund, other than with respect to information provided by First Trust for inclusion therein, (iii) any violation of any law, rule or regulation relating to the registration or qualification of Shares or the Fund, (iv) any material breach by the Fund of any representation, warranty or agreement contained in this Agreement, (v) any material violation of any applicable law, rule or regulation relating to the operation of the Fund or (vi) any gross negligence, willful misfeasance or reckless disregard by the Fund or its respective affiliates in the performance of, or failure to perform, its respective obligations under this Agreement (“FT Covered Claims”), except to the extent that any such FT Covered Claim is caused by a material breach by First Trust of this Agreement or the willful misconduct, gross negligence or reckless disregard of First Trust or its affiliates in the performance of, or failure to perform, its obligations under this Agreement.

               (d)        Promptly after receipt of notice of any claim or complaint or the commencement of any action or proceeding with respect to which an indemnified party is entitled to seek indemnification hereunder, the indemnified party will notify the indemnifying party in writing of such claim or complaint or the commencement of such action or proceeding. The indemnifying party will be entitled to participate at its own expense in the defense or, if it so elects within a reasonable time after receipt of such notice, to the extent not prohibited by considerations of conflicts of interests, to assume the defense of any suit so brought, which defense will be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party or parties. In the event that the indemnifying party elects to assume the defense of any such suit and retain such counsel, the indemnified party or parties will bear the fees and expenses of any additional counsel thereafter retained by it or them unless, in the reasonable opinion of counsel to the indemnified party, the representation would cause a conflict of interest, in which case the fees and expenses of the additional counsel will be borne by the indemnifying party. The indemnified party will not consent to the entry of any judgment or enter into any settlement with respect to any third-party claim without the prior written consent of the indemnifying party, which will not be unreasonably withheld, conditioned or delayed. The indemnifying party will not consent to the entry of any judgment or enter into any settlement with respect to any third-party claim without the prior written consent of the indemnified party, which will not be unreasonably withheld, conditioned or delayed; provided, however, no such consent shall be required if (i) the judgment or settlement does not require the indemnified party to pay any amount, admit any wrongdoing or take or refrain from taking any action and (ii) the indemnified party receives as part of such judgment or settlement a legal, binding and enforceable unconditional satisfaction and/or release, in form and substance reasonably satisfactory to it, providing that such third-party claim and any claimed liability of the indemnified party with respect thereto are being fully satisfied by reason of such judgment or settlement and that the indemnified party is being released from any and all obligations or liabilities it may have with respect thereto.

               (e)        If the foregoing indemnification is for any reason unavailable to an indemnified party (other than by reason of the terms thereof), the indemnifying party shall contribute to the FT Covered Claims or Fund Covered Claims, as applicable, that are paid or payable by the indemnified party in such proportion as is appropriate to reflect the relative economic interests of the indemnifying party, on the one hand, and the indemnified party, on the other hand, in the transactions contemplated by this Agreement (whether or not consummated) and any other relevant equitable considerations. For purposes of this paragraph, the relative interests of the Fund and the Investment Manager, on the one hand, and First Trust, on the other hand, in the transactions contemplated by the Agreement shall be deemed to be in the same proportion as (i) the total proceeds received or contemplated to be received by the Fund and the Investment Manager in the transactions contemplated by this Agreement (whether or not any such transaction is consummated) bear to (ii) the fees paid or to be paid to First Trust under the Agreement.

               (f)         The foregoing indemnity will be in addition to any liabilities that the parties may otherwise have incurred hereunder.

               (g)        No person shall be obligated to provide indemnification under this section 6 if such indemnification would be impermissible under the Investment Company Act, the Securities Act, the Exchange Act, the rules of FINRA, or other applicable laws; provided, however, in such event indemnification is permissible, it shall be provided under this Section 6 to the maximum extent permissible.

Section 7.            Confidentiality.

               (a)        Each party acknowledges that in performing its obligations under this Agreement, it may have access to confidential and proprietary information of another party (“Confidential Information”). The parties agree that information concerning any potential investor introduced by First Trust to the Fund or the Investment Manager is the Confidential Information of First Trust. By way of illustration but not of limitation, “Confidential Information” includes any “nonpublic personal information” (as defined in SEC Regulation S-P or Federal Trade Commission Regulation 313) regarding prospective investors and members of the Fund, investment strategies and decisions, allocation methodologies, records of trades, performance and trading information, legal or regulatory investigations, fee and compensation structures, trade secrets, data, know-how, accounting data, statistical data, financial data or projections, forecasts, business practices or policies, research projects, reports, development and marketing plans, strategies, or other business information that is not generally known or available to the public. The term “Confidential Information” does not include information that: (i) is or becomes generally available to the public other than as a result of an improper disclosure by the disclosing party; (ii) was rightfully available to a party on a non-confidential basis before its disclosure by the other party; (iii) was independently developed by the receiving party; or (iv) becomes available to a party on a non-confidential basis from a source other than the other party; provided that such source is not, to the knowledge of the party, prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

               (b)        Except to the extent necessary to perform its obligations under this Agreement, no party may disclose or use any of the other parties’ Confidential Information (including, without limitation, disclosing any such Confidential Information to a prospective investor or First Trust Client except as otherwise specifically permitted by this Agreement or agreed to in writing and in advance by the party owning such Confidential Information). In the event that the Investment Manager permits or directs specific prospective investors or First Trust Clients to receive materials that the Investment Manager deems to be Confidential Information of the Investment Manager or the Fund during the solicitation process or afterward, First Trust will cooperate with the Investment Manager to require any such prospective investors or First Trust Clients to sign and deliver the Investment Manager’s written confidentiality and disclosure agreement that the Investment Manager will provide to First Trust. Each party will maintain the confidentiality of the other parties’ Confidential Information in its possession or control. For the avoidance of doubt, no party may provide information concerning the Fund, prospective investors or limited partners or members to any third party knowing that such third party may use such information in any form of publication, whether publicly or privately distributed, without the express prior written approval of the other party. Each party will limit the disclosure of the other parties’ Confidential Information to those of its employees and agents with a need to know such Confidential Information for purposes of this Agreement. Each party will use reasonable care to prevent its employees and agents from violating the foregoing restrictions. Notwithstanding the above, Confidential Information may be disclosed to the extent required by law or by any court, the SEC or other governmental authority or FINRA or other self-regulatory authority (including upon request in an examination by such government or self regulatory authority); provided, however, that each party will, if legally compelled to disclose such information: (i) provide the other party with written notice of that fact so that the other party may attempt to obtain a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 7; (ii) disclose only that portion of the information that a party’s legal counsel advises is legally required to be disclosed; and (iii) endeavor to obtain assurance that confidential treatment will be accorded the information so disclosed.

               (c)        On written request or on the expiration or termination of this Agreement, each party will return to the other party or destroy all Confidential Information in its possession or control, provided that each party may retain a single archival copy of any document or information as well as any electronic communications that such party is obligated to maintain pursuant to record-keeping requirements to which it is subject under applicable laws, rules or regulations or normal course computer system backup, but for only so long as such records are required to be maintained.

Section 8.            Covenants.

               (a)        Each of the Investment Manager and the Fund will not, and each will cause its affiliates not to, without First Trust’s prior written consent or as otherwise permitted by this Agreement (i) directly or indirectly solicit any First Trust Client (A) to purchase an interest in the Fund, (B) to enter into an agreement for the management of any assets of such First Trust Client by the Investment Manager or any of their respective affiliates or (C) to curtail or cancel such First Trust Client’s business relationship with First Trust or (ii) knowingly permit any person or Intermediary introduced to the Investment Manager or the Fund by First Trust as a result of its activities pursuant to this Agreement to invest in the Fund or any related or affiliated investment vehicle.

               (b)        The Fund and the Investment Manager agree to provide to First Trust copies of any communications to First Trust Clients including, but not limited to, each investor statement, monthly and/or quarterly investor material, and any other investor materials, that the Fund, the Investment Manager or any of their respective affiliates provide to First Trust Clients relating to the Fund within a time period that has been mutually agreed upon by the Fund, the Investment Manager and First Trust. The Fund and the Investment Manager agree that First Trust may use any information contained in such communications in any statement, report or other marketing or sales material that First Trust provides to prospective investors and First Trust Clients in respect to the operation and performance of the Fund, subject to the Fund’s and Investment Manager’s review and approval of the material in advance pursuant to Section 2(a) and subject to the confidentiality provisions of Section 7. The Fund and the Investment Manager undertake to (i) respond in a commercially reasonable manner to inquiries of potential investors and First Trust Clients as communicated by First Trust and (ii) organize or otherwise participate in informal forums on an as-needed basis for discussing material events relating to the Fund with First Trust Clients.

               (c)        The Investment Manager shall use its best efforts to enable the Fund to qualify for taxation as a RIC under Sections 851-855, 860 and 4982 of the Code so that the Fund will be qualified to pass-through income under Subchapter M.

               (d)        First Trust has not and will not solicit any offer to buy or offer to sell Shares in any manner that would be inconsistent with applicable laws and regulations, including the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the rules thereunder, the regulations of FINRA, with the procedures for solicitations contemplated by the Offering Materials, or with any instructions from the Fund’s Board of Trustees.

Section 9.            Injunctive Relief.

Each party agrees that certain breaches of this Agreement with respect to confidentiality (Section 7) may cause potentially irreparable harm, and that monetary damages would not be sufficient to compensate the non-breaching party for such harm. In the event of a breach of these provisions by a party, the non-breaching parties may seek temporary and permanent injunctive relief (without the necessity of providing actual damages or the posting of a bond) as well as other equitable relief, and will be entitled to commence an action for any such relief in any court of competent jurisdiction.

Section 10.          Term and Termination.

               (a)        This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof on the effective date set forth in Exhibit A (the “Effective Date”) and, with respect to each Fund not in existence on that date, on the Effective Date set forth in an amendment to Exhibit A to this Agreement relating to that Fund (provided in each case this Agreement has been approved with respect to a Fund by its Board of Trustees). Unless sooner terminated as provided herein, this Agreement shall continue in effect for a Fund for two years from its Effective Date. Thereafter, if not terminated, this Agreement shall continue in effect as to a Fund for successive one-year periods, provided such continuance is specifically approved at least annually by the Fund’s Board of Trustees.

               (b)       (i)        This Agreement may be terminated immediately on written notice to the other parties hereto on the dissolution, insolvency or bankruptcy of any party.

                           (ii)        Any party to this Agreement may terminate this Agreement at any time upon notice to the other parties in the event of: (i) a material breach of this Agreement; (ii) material violation of a law, rule or regulation, including, without limitation, with respect to First Trust, the failure to maintain all registrations, memberships and licenses required to receive any compensation hereunder; or (iii) willful misconduct related to this Agreement.

                           (c)         Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, by the Fund or First Trust upon sixty (60) day’s written notice to the other Party. The Fund may effect termination on its behalf by action of its Board, by vote of a majority of the outstanding voting securities of such Fund, or if the Fund has adopted a Plan, by vote of a majority of the trustees of the Fund’s Board who are not interested persons of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, including this Agreement.

(d)        This Agreement shall terminate automatically in the event of its “assignment” as such term is defined by the Investment Company Act and the rules thereunder.

(e)        On termination of this Agreement, the Investment Manager will continue to pay First Trust the compensation set forth in Section 3(a) for the duration of each First Trust Client’s investment in the Fund. For purposes of the foregoing, First Trust will be entitled to the compensation set forth in Section 3(a) with respect to any person or entity introduced by First Trust or an Intermediary to the Investment Manager or the Fund prior to termination that invests in the Fund within one hundred and eighty (180) days following such termination. Notwithstanding the foregoing, no compensation will be payable to First Trust hereunder: (i) in the event that the Fund or Investment Manager terminates this Agreement pursuant to Section 10(b); or (ii) if, following the termination of this Agreement by any party pursuant to Section 10(b), First Trust fails to maintain all registrations, memberships and licenses required to receive any compensation hereunder (in which case First Trust shall be required to immediately notify the Investment Manager, notwithstanding the termination of the Agreement); unless such failure to maintain registrations, memberships and licenses is due to a merger or other business combination involving First Trust whereby First Trust is not the surviving entity of such combination and the business of First Trust is continued through the newly combined entity. In such event, the F the Investment Manager shall discontinue paying compensation as of the effective date of termination.

                            (f)         If this Agreement is terminated or not renewed with respect to one or more Funds it may continue in effect with respect to any other Fund as to which it has not been terminated (or has been renewed).

Section 11.          Notices.

Any notice required or desired to be delivered under this Agreement will be effective on actual receipt and will be in writing and (a) delivered personally; (b) sent by first-class mail or overnight delivery, postage prepaid; or (c) transmitted by email (with confirmation by first-class mail, postage prepaid) to the parties at the following address or such address as the parties from time to time specify in writing:

If to the Fund or Investment Manager:	If to First Trust:

First Trust Capital Management L.P. Attn: General Counsel 225 W. Wacker Drive, Suite 2100 Chicago, Illinois 60606 Tel: 312-248-8300 Email: mbassewitz@firsttrustcapital.com	First Trust Portfolios L.P. Attn: W. Scott Jardine, Esq. 120 East Liberty Drive, Suite 400 Wheaton, Illinois 60187 Tel: 630-765-8798 Email: sjardine@ftportfolios.com

Section 12.          Status of Parties.

In selling the Shares, First Trust will be an independent contractor (rather than employee, agent or representative) of such Fund or the Investment Manager, and First Trust will not have the right, power or authority to enter into any contract or to create any obligation on behalf of any Fund or the Investment Manager or otherwise bind any Fund or the Investment Manager in any way. Nothing in this Agreement will create a partnership, joint venture, agency, association, syndicate, unincorporated business or any other similar relationship between the parties. Nothing in this Agreement will be construed to imply that First Trust is a partner, shareholder, manager or member of the Fund, Vest or the Investment Manager.

Section 13.          Miscellaneous.

Headings to sections and subsections in this Agreement are for the convenience of the parties only and are not intended to be a part of or affect the meaning or interpretation hereof. Section references refer to Sections of this Agreement except as otherwise indicated. As used herein, references to the plural include the singular and references to the singular include the plural, as applicable. This Agreement embodies the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all other agreements and understandings, whether written or oral, between the parties relating to the subject matter hereof entered into prior to this Agreement. This Agreement will not be amended except by a writing signed by all parties hereto. No waiver or any provision of this Agreement will be implied from any course of dealing between the parties hereto either before or after the effective date of this Agreement or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions. This Agreement will be governed by and construed in accordance with laws of the State of Illinois, without regard to the conflict or choice of law provisions thereof. The provisions of Sections 3, 6, 7 (including with respect to breaches of Section 4 or 5), 8, 9 and 10(e) and this Section 13 will survive termination of this Agreement. If any provision of this Agreement is or should become inconsistent with any person or future law, rule or regulation of any governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision will be deemed rescinded or modified in accordance with any such law, rule or regulation. In all other respects, this Agreement will continue and remain in full force and effect. This Agreement will inure to the benefit of and be binding on the parties hereto and such parties’ respective successors and permitted assigns. No party may assign this Agreement without the prior written consent of the other parties, except as otherwise provided herein. Any purported assignment in violation of this Section 13 will be void.

The parties waive their rights to seek remedies in court, including any right to a jury trial. Any claim for money damages between the parties in connection with any matter hereunder will be resolved by binding arbitration in Chicago, Illinois, in accordance with the prevailing rules of FINRA and any judgment may be entered into any court having jurisdiction thereof.

This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Facsimiles (including facsimiles of the signature pages of this Agreement) and electronic signatures will have the same legal effect hereunder as originals.

This Agreement shall pertain to each Fund listed on Exhibit A attached hereto, as amended from time to time, and to such additional Funds as shall be designated in amendments or supplements to this Agreement, as further agreed between such Fund and First Trust. This Agreement, including all covenants, representations, warranties, and undertakings of any kind shall be construed so as to give effect to the intention of the parties that this Agreement constitutes a separate agreement between each Fund and the Investment Manager and First Trust. The parties acknowledge and agree that the rights and obligations of each Fund hereunder, including as to any fees payable by the Fund to First Trust or liabilities or other obligations of First Trust to any Fund or of such Fund to First Trust, shall be several and independent of one another and neither joint nor joint and several with respect to any other Fund. Notwithstanding anything to the contrary contained in this Agreement, each Party acknowledges and agrees that the sole source of payment of the obligations of any Fund hereunder shall be the assets of the applicable Fund and that First Trust shall have no right of recourse or offset against the revenues and assets of any other Fund. First Trust hereby acknowledges that a Fund’s obligations hereunder with respect to any distribution fee and/or servicing fee or early withdrawal charge payable with respect to the Shares of class of the respective Fund shall be binding only on the assets and property belonging to such Shares or class thereof.

[Signature page follows.]

In Witness Whereof, the undersigned parties have caused this Agreement to be executed as of the day and year first above written.

On Behalf of the Funds Listed on Appendix A.

By:	/s/ Chad Eisenberg
Name: Chad Eisenberg
Title: Treasurer

First Trust Capital Management L.P.

By:	/s/ Michael Peck
Name: Michael Peck
Title: Chief Executive Officer

First Trust Portfolios L.P.

By:	/s/ James M. Dykas

Name:	James M. Dykas
Title:	Chief Financial Officer

S-1

Exhibit A

Fund Table

Fund	Effective Date
FT Vest Hedged Equity Income Fund: Series A2
FT Vest Hedged Equity Income Fund: Series A3
FT Vest Hedged Equity Income Fund: Series A4
FT Vest Total Return Income Fund: Series A2
First Trust Enhanced Private Credit Fund

S-2

Annex A

Form of RIA Letter of Understanding

[Date] __, 2024

[RIA Firm]
[Address 1]
[Address 2]
Attention: _________________

Re:                                         Letter of Understanding

Ladies and Gentlemen:

This letter shall serve to confirm our understanding regarding the introduction of your firm (the “Firm”) to First Trust Capital Management L.P., a Delaware limited partnership (the “Investment Manager”) and each of the fund’s listed on Exhibit A attached hereto (each a “Fund” and together, the “Funds”). The Fund, Investment Manager and First Trust Portfolios L.P. (“First Trust”) have entered into a placement agent agreement (the “Placement Agreement”) in connection with the offering and sale of shares of the Fund (the “Shares”), including the referral of certain registered investment advisers (the “Referred Firms”) by First Trust to the Fund, to permit advisory clients of the Referred Firms (the “Prospective Investors”) who are “accredited investors” under Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), to subscribe for and purchase Shares. You understand and agree that in connection with your solicitation of Shares:

•	Although the Fund will be registered as an investment company under the Investment Company Act of 1940, as amended, the offering of Shares is being conducted pursuant to exemptions provided by Section 4(a)(2) of the Securities Act, Section 201(a) of the Jumpstart Our Business Startups Act (the “JOBS Act”), Rule 506(c) of Regulation D under the Securities Act (“Regulation D”) and applicable state securities laws; therefore, the Shares are not registered under the Securities Act.

•	The Firm will take reasonable steps to verify that each Prospective Investor is an “accredited investor,” as that term is defined in Regulation D, in accordance with SEC guidance and the “safe harbors” afforded under Rule 506(c) of Regulation D and shall perform “know your customer,” “suitability” and “best interests” reviews in compliance with applicable rules and regulations. The Firm will maintain records with respect to the verification of each such Prospective Investor’s status as an “accredited investor,” which records shall be made available to the Fund or the relevant regulatory authorities in connection with any investigation of the Fund’s compliance with Rule 506(c) of Regulation D and other applicable rules and regulations.

An. A-1

•	All Prospective Investors will be clients of the Firm and not customers of First Trust, and First Trust shall have no responsibility to undertake or perform “accredited investor,” “know your customer,” “suitability” or “best interests” reviews of the Shares for any Prospective Investor. Such responsibility rests with the Firm.

•	The Firm (a) is obligated to conduct its own due diligence with respect to the Fund and the Shares and (b) may be required, if compensation is sought, to execute a placement or similar agreement with the Funds containing customary representations and warranties with respect to the private placement of Shares.

•	The Firm will be exercising its independent judgment in evaluating the Shares for Prospective Investors and the Firm has not relied, and will not rely, upon any recommendation of First Trust or the Investment Manager.

•	In consideration for its services as referral agent, the Investment Manager will pay First Trust, with respect to each Prospective Investor introduced by the Firm that invests in the Fund (each, a “Firm Client”), as described in the Fund’s Private Placement Memorandum, as amended or supplemented from time to time (the “Memorandum”).

•	The Memorandum and any additional materials related to each Fund that the Firm has received were prepared by the each Fund, and First Trust takes no responsibility for the completeness or accuracy of the Memorandum and any other of such Fund’s offering materials or any omissions therein.

•	The Firm may not create its own marketing materials with respect to any Fund or distribute any information about any Fund, marked “for financial advisor use only” or words to that effect.

•	All subscriptions to a Fund submitted by Prospective Investors will be subject to such Fund’s approval or rejection in its sole discretion.

•	Certain confidential and proprietary information (“Confidential Information”) may be disclosed among First Trust, a Fund and the Firm with respect to the Prospective Investors. Information concerning any Prospective Investors is the Confidential Information of such fund, the Investment Manager and the Firm. “Confidential Information” includes any “nonpublic personal information” (as defined in SEC Regulation S-P) of the Prospective Investors or their business information that is not generally known or available to the public. First Trust will not disclose any Confidential Information to its employees or third parties, except to (a) those employees and professional advisors who are required to have the information to supervise, evaluate or engage in discussions concerning any Fund and (b) any government authority or self-regulatory organization to the extent disclosure is required by law or regulation.

•	First Trust is acting solely as an independent contractor with respect to its placement agent agreement with each Fund and in no event shall First Trust be deemed to be a part of a partnership, syndicate or other association with any Fund for purposes of the solicitation of Shares.

An. A-2

•	First Trust will have no ongoing obligations regarding any Fund, including but not limited to operating or managing any Fund nor shall First Trust have any obligation to monitor any Fund or the Firm Clients’ investments in any Fund. All such responsibilities rest with the Firm.

•	The Firm shall indemnify and hold harmless First Trust, its affiliates and its officers, directors, shareholders, employees, controlling persons and agents, each Fund (as applicable) and the Investment Manager and its officers, directors, shareholders, employees, controlling persons and agents (“Indemnified Parties”) from and against any material losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees) to which they may become subject as a result of (a) any violation by the Firm or its representatives of federal, state or local securities law or regulation or any conduct that involves fraud, willful misconduct or gross negligence in connection with the solicitation of Shares, and (b) an action, claim or proceeding brought by a Prospective Investor, including Firm Clients.

•	The Firm and its respective covered persons as set forth in Regulation D: (a) are not subject to a disqualifying event as defined in Rule 506 of Regulation D (a “Disqualifying Event”), have obtained a waiver from disqualification or have fully disclosed any Disqualifying Event that occurred prior to the effective date of the Placement Agreement to First Trust or, as necessary, to any Prospective Investor; and (b) have informed First Trust of any event or proceeding that could, with the passage of time, become a Disqualifying Event.

•	The Firm acknowledges and agrees that each Fund intends to be and shall be third-party beneficiaries of this letter, entitled to the benefit of all of the terms, provisions and agreements of the Firm contained herein and shall be entitled to enforce the same directly against the Firm.

An. A-3

Sincerely,

First Trust Portfolios L.P.

By:
Name:
Title:

Agreed and understood as of the date first above written

[RIA Firm]

By:
Name:
Title:

An. A-4